Exhibit 10.2

February 29, 2012

Mr. John P. Jumper

18019 Pinnacle Drive

Spotsylvania, VA 22551

Dear Mr. Jumper:

Should you accept the terms of employment with SAIC separately presented to you, a recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted equity awards having an aggregate value of $4,500,000. This is the long term incentive award referred to in our separate letter. The equity awards will be comprised of non-qualified options to purchase SAIC common stock, restricted stock units representing shares of SAIC common stock and a performance share award, each as described below, and granted pursuant to SAIC’s 2006 Equity Incentive Plan (the “Plan”).

A recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted a non-qualified option to purchase shares of SAIC common stock. Such option grant will (i) be made effective as of March 30, 2012, (ii) have a per share exercise price equal to the closing sales price of SAIC’s common stock on the New York Stock Exchange on the trading day before the grant date in accordance with the terms of the Plan, (iii) be exercisable for a number of shares of common stock resulting in such option grant having a value of $1,125,000 as of the Grant Date using the Black-Scholes option-pricing model and rounded up to the nearest whole share, and (iv) vest and become exercisable (on a cumulative basis) as to 20%, 20%, 20% and 40% of the shares on the first, second, third and fourth year anniversaries of the grant date, respectively.

In addition, a recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted a performance share award. Such performance share award will (i) be made effective as of March 30, 2012, (ii) have a target number of shares determined by dividing $2,250,000 by the closing sales price of SAIC’s common stock on the New York Stock Exchange on the trading day before the grant date and rounded up to the nearest whole share, (iii) be on the terms and conditions set forth in the Plan, the form of Performance Share Award Agreement approved by the Human Resources and Compensation Committee and the performance share award program for the three-year performance period covering fiscal year 2013 through fiscal year 2015 as approved by the Human Resources and Compensation Committee (the “FY13-FY15 PSA Program”).

In addition, a recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted restricted stock units pursuant to the Plan. Such grants shall (i) be made effective as of March 30, 2012, (ii) be for a number of underlying shares determined by dividing $1,125,000 by the closing sales price of SAIC’s common stock on the New York Stock Exchange on the trading day before the grant date and rounding up to the nearest whole share, and (iii) vest (on a cumulative basis) as to 20%, 20%, 20% and 40% of the shares on the first, second, third and fourth year anniversaries of the grant date, respectively.

If these recommendations are approved by the Human Resources and Compensation Committee, any offer of securities will be based upon the 2006 Equity Incentive Plan Summary and Prospectus, a copy of which will be provided to you. If you have any questions regarding the acquisition of securities of SAIC, Inc., please contact me at (858) 826-7320.

Very truly yours,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

/s/ Nancy A. Walker

Nancy A. Walker

Senior Paralegal